UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-K
__________________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 21, 2022

Boxed, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39817 (Commission File Number)	85-3316188 (I.R.S. Employer Identification No.)
451 Broadway, Floor 2 New York, New York		10013
(Address of principal executive offices)		(Zip Code)

(646) 586-5599
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	BOXD	New York Stock Exchange
Warrants to purchase common stock	BOXD WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2022, Boxed, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Mark Zimowski, Chief Financial Officer of the Company. The material terms of the Employment Agreement are summarized below.

Pursuant to his new employment agreement, Mr. Zimowski will continue to serve as Chief Financial Officer and Treasurer of the Company for a term of two years, with automatic renewals for one-year periods thereafter absent notice of non-renewal from either party.

Mr. Zimowski has an initial base salary of $330,000, which shall not be subject to decreases generally except for any across-the-board reductions affecting all executives, and is eligible to receive an annual cash performance bonus based 75% on Company performance objectives, of which 50% will be based on a gross profit target and 50% to be based on Adjusted EBITDA target, both as determined and approved by the board of directors of the Company (the “Board”), and 25% on individual performance objectives determined by Mr. Zimowski and approved by the Board. Mr. Zimowski is initially eligible for minimum, target and maximum bonus opportunities of 40%, 60% and 120% of his annual base salary, respectively. Mr. Zimowski is also eligible to participate in the Company’s benefit plans that are offered to similarly situated employees.

Additionally, Mr. Zimowski is eligible for a three-year long-term incentive program (“LTIP”), under which he is contracted to receive a grant of 800,000 shares of restricted stock units (“RSUs”) eligible to vest over a three-year period (the “LTIP Period”). 320,000 RSUs vest over time based on continued service over the LTIP Period (the “Time Vesting RSUs”), 240,000 RSUs will vest based on achievement of certain gross profit targets over the LTIP Period (“Profit Target RSUs”) and 240,000 RSUs will vest based on achievement of certain share price hurdles for Boxed during the LTIP Period (“Price Target RSUs”), each subject to Mr. Zimowski’s continuous employment through each vesting date. In the event of a change in control during the LTIP Period, subject to Mr. Zimowski’s continuous employment through the change in control and for a period of twelve months thereafter, the Profit Target RSUs and Price Target RSUs shall vest to the extent the share price hurdles for Boxed have been achieved. In the event Mr. Zimowski incurs an Involuntary Termination (as defined below) within six months prior to a change in control or within twelve months following a change in control, the RSUs shall be treated as follows: (a) 100% of all unvested Time Vesting RSUs shall vest and the Profit Target RSUs and Price Target RSUs shall vest to the extent certain net sale price performance conditions have been achieved.

If Mr. Zimowski is terminated during the LTIP Period by the Company without Cause or Mr. Zimowski resigns for Good Reason (as each term is defined in the employment agreement) (“Involuntary Termination”), in exchange for a release of claims in favor of the Company, Mr. Zimowski shall receive (i) continued payment of his base salary in equal installments for 12 months and (ii) any earned and unpaid annual bonus for the prior performance period. If Mr. Zimowski resigns for Good Reason following a change in control and his base salary, target annual bonus opportunity, and employee benefits are substantially similar following such change in control, then any severance payable to Mr. Zimowski shall be delayed until Ms. Zimowski completes up to 12 months of transition support, as determined by the Company.

Mr. Zimowski will be bound by non-competition and non-solicitation obligations applicable during the term of employment and for up to 12 months thereafter (the “Restriction Period”), and non-disparagement and confidentiality obligations applicable during the term of employment and surviving for five (5) years following the end of the term of employment. In the event Mr. Zimowski is terminated or resigns following a change in control, then the Restriction Period applicable to Mr. Zimowski’s post-termination non-competition obligations shall be reduced for any period of transition support Mr. Zimowski provides at the request of the Company, for a maximum reduction of up to 12 months.

In addition, to the extent any payments made to Mr. Zimowski under his employment agreement would at any point result, on their own, or in connection with any other payments owed to him, in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, such payments shall only be reduced to the extent a reduction would result in Mr. Zimowski after-tax basis than simply receiving the payments subject to such excise tax.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boxed, Inc.

Date: February 25, 2022	By:	/s/ Chieh Huang
	Name:	Chieh Huang
	Title:	Chief Executive Officer